Exhibit (p)(4)
NorthStar Financial Services Group, LLC
Code of Ethics

NorthStar Financial Services Group, LLC
Code of Ethics
1/12/2006 to Current
Table of Contents

1 - Statement of General Policy
2 - Definitions
3 - Standards of Business Conduct
4 - Prohibition Against Insider Trading
5 - Personal Securities Transactions
6 - Gifts and Entertainment
7 - Protecting the Confidentiality of Client Information
8 - Service as a Director
9 - Compliance Procedures
10 - Certification
11 - Records
12 - Reporting Violations and Sanctions

Statement of General Policy
This Code of Ethics (the “Code”) has been adopted by NorthStar Financial Services Group, LLC and its affiliated companies (refer to the attached Schedule A, “Schedule of Affiliated Companies” to which this Code applies, collectively, ‘NorthStar’), including, specifically CLS Investment Firm, LLC, a registered investment adviser and Northern Lights Distributors, LLC, a registered broker/dealer and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940.
This Code establishes rules of conduct for all employees of NorthStar and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The general ethical principles and personal Securities reporting provisions of this Code apply to all employees of NorthStar, although many provisions of this Code are written to specifically address the duties and obligations of CLS Investment Firm, LLC and Northern Lights Distributors, LLC under the Advisers Act and the Investment Company Act of 1940. The Code is based upon the principle that NorthStar and its employees owe a fiduciary duty to their clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with their respective company and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
This Code is designed to ensure that the high ethical standards long maintained by NorthStar continue to be applied. The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of NorthStar continues to be a direct reflection of the conduct of each employee.
This Code prohibits conduct of all NorthStar employees, which in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a fund serviced by NorthStar:
1. To employ any device, scheme or artifice to defraud the fund;
2. To make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;
3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

4. To engage in any manipulative practice with respect to the fund.
Pursuant to Section 206 of the Advisers Act, both NorthStar and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that NorthStar has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
NorthStar and its employees are subject to the following specific fiduciary obligations when dealing with clients:
•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.
In meeting any fiduciary responsibilities to its clients, NorthStar expects every employee to demonstrate the highest standards of ethical conduct for continued employment with NorthStar. Strict compliance with the provisions of the Code shall be considered a basic condition of employment. NorthStar’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single Securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees of NorthStar are urged to seek the advice of the Chief Compliance Officer of Northern Lights Distributors, LLC who is responsible for administration of this Code, for any questions about this Code or the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment with NorthStar. In performing her duties hereunder, the Chief Compliance Officer of Northern Lights Distributor, LLC may utilize resources and share information among compliance and legal personnel across the NorthStar group of affiliated companies.
The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for employees of NorthStar in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
The Chief Compliance Officer will periodically report to senior management of NorthStar, CLS Investment Firm, LLC and Northern Lights Distributors, LLC to document compliance with this Code.
Definitions
For the purposes of this Code, the following definitions shall apply:
•	“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any fund NorthStar or its control affiliates manage; or is involved in making Securities recommendations to clients that are nonpublic.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a Beneficial Ownership or exercises investment discretion.

•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of such Act and the rules and regulations thereunder. Generally, “Beneficial Ownership” means ownership of Securities or Securities accounts by or for the benefit of a person, or such person’s “family member,” including any account in which the person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage, or otherwise, who either resides with, is financially dependent upon, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by that person, such as a “significant other.”

•	“Control” means the power to exercise a controlling influence over the management or policies of NorthStar. See Section 2(a)(9) of the Adviser’s Act.

•	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

•	“Investment Personnel” means (1) any employee of NorthStar (or of any company in a Control relationship to NorthStar) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities, and (2) any natural person who Controls NorthStar and who obtains information concerning recommendations made regarding the purchase or sale of Securities.

•	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933, as amended.

•	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless NorthStar or a Control affiliate acts as the investment adviser, principal underwriter, fund accountant or fund administrator for the fund (refer to Schedule B “Schedule of Funds”) as amended, attached to the Code; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless NorthStar or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities

(including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. See Section 202(a)(18) of the Adviser’s Act.

•	“Supervised Person” means managers, officers and partners of NorthStar (or other persons occupying a similar status or performing similar functions); employees of NorthStar; and any other person who provides advice on behalf of NorthStar and is subject to NorthStar’s supervision and control.
Standards of Business Conduct
NorthStar places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and
Exchange Commission (“SEC”).
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Supervised Persons as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has Beneficial Ownership in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family.
Section 206 of the Advisers Act makes it unlawful to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.
Prohibition Against Insider Trading

Introduction
Trading Securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and NorthStar to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and NorthStar may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to Securities trading and information handling by Supervised Persons and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
General Policy
No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by NorthStar), while in the possession of material, nonpublic information, nor may any personnel of NorthStar communicate material, nonpublic information to others in violation of the law.
1. What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.
Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to NorthStar’s Securities recommendations and client Securities holdings and transactions.
2. What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.
3. Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by NorthStar (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the Securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and the firm.
4. Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of NorthStar or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, NorthStar must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.
5. Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of NorthStar and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.
6. Restricted/Watch Lists
Although NorthStar does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain Securities.
Personal Securities Transactions
General Policy
The following principles governing personal investment activities by Supervised Persons have been adopted:

•	The interests of client accounts will at all times be placed first;

•	All personal Securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised Persons must not take inappropriate advantage of their positions.
Pre-Clearance Required for Participation in IPO’s
No Supervised Persons shall acquire any Beneficial Ownership in any Securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the compliance department after being provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Pre-Clearance Required for Private or Limited Offerings
No Supervised Person shall acquire Beneficial Ownership of any Securities in a Limited Offering or private placement without the prior written approval of the compliance department who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Blackout Periods
No Investment Personnel shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days of the purchase or sale of the same Security by a NorthStar client under such Investment Personnel’s supervision or a NorthStar client for whom such Investment Personnel otherwise participates in decision making or obtains information in connection with the purchase or sale of Securities. (For example, if a NorthStar client trades in a Security on day one, day eight is the first day the Investment Personnel may trade in such Security for an account he or she has Beneficial Ownership.) In the event a Securities transaction is executed in a NorthStar client account within seven (7) calendar days after an Investment Personnel executed a transaction in the same Security, the Chief Compliance Officer, or his/her designee, will review such Investment Personnel’s and the client’s transactions to determine whether any fiduciary duties to the client have been violated.

Interested Transactions
No Supervised Person shall recommend any Securities transactions for a client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation:
•	any direct or indirect Beneficial Ownership of any Securities of such issuer;

•	any contemplated transaction by such person in such Securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
Gifts and Entertainment
Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. NorthStar has adopted the policies set forth below to guide Supervised Persons in this area.
General Policy
NorthStar’s policy with respect to gifts and entertainment is as follows:
•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	Supervised Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving NorthStar, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
Reporting Requirements
•	Any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of NorthStar, including gifts and gratuities with value in excess of $100 per year, must obtain consent from the compliance department before accepting such gift.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with NorthStar.

•	This gift reporting requirement is for the purpose of helping NorthStar monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the compliance department.
Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of providing its services NorthStar gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by NorthStar to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to NorthStar’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure Of Confidential Client Information
All information regarding NorthStar’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. NorthStar does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. NorthStar will require that any financial intermediary, agent or other service provider utilized by NorthStar (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by NorthStar only for the performance of the specific service requested by NorthStar;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over NorthStar, or as otherwise required by any applicable law. In the event NorthStar is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, NorthStar shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Employee Responsibilities
All Supervised Persons are prohibited, either during or after the termination of their employment from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver services to the client.
Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with NorthStar, must return all such documents to NorthStar.
Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
Security of Confidential Personal Information
NorthStar enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide NorthStar’s services to clients;

•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
Privacy Policy
NorthStar has adopted a privacy policy to comply with SEC Regulation S-P, which requires the adoption of policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. The policies and procedures adopted by NorthStar serve to safeguard the information of natural person clients.
Enforcement and Review of Confidentiality and Privacy Policies
The legal department of NorthStar is responsible for reviewing, maintaining and enforcing NorthStar’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the legal department.
Service as a Director
No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be consistent with the interest of NorthStar’s clients. Where board service is approved

NorthStar shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.
Compliance Procedures
Pre-clearance
All Supervised Persons may, directly or indirectly, acquire or dispose of Beneficial Ownership of a Reportable Security only if: (i) such purchase or sale has been approved by a supervisory person designated by the compliance department; (ii) the approved transaction is completed within 24 hours after approval is received unless otherwise approved by the Chief Compliance Officer; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.
Clearance must be obtained by completing the “Pre-Clearance Form” attached to the Code and providing a copy to the Chief Compliance Officer or his/her designee. The designee for all employees of Gemini Fund Services, LLC or its subsidiaries is Emile Molineaux. All other employees must obtain pre-clearance directly from the Chief Compliance Officer. Clearance will generally be obtained by receiving the signed “Pre-Clearance Form” back from the Chief Compliance Officer or his/her designee indicating approval. The Chief Compliance Officer, or his/her designee, monitors all transactions by all Supervised Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.
Advance trade clearance in no way waives or absolves any Supervised Persons of the obligation to abide by the provisions, principles and objectives of this Code.
Holding Period Requirements
Supervised Persons cannot sell a Reportable Security within less than 30 days of its purchase or purchase a Reportable Security within less than 30 days of its sale. Approved Securities purchased in an Initial Public Offering also must be held for at least 30 days. Hardship exceptions to this 30-day holding period requirement may be granted at the discretion of the Chief Compliance Officer or his/her designee.
Reporting Requirements
Every Supervised Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer or his/her designee which must contain the information described below. It is the policy of NorthStar that each

Supervised Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all Securities transactions to the Chief Compliance Officer.
1. Initial Holdings Report
Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person, file an initial holdings report containing the following information:
•	The title and exchange ticker symbol or CUSIP number, type of Security, number of shares and principal amount (if applicable) of each Reportable Security in which the Supervised Person had any direct or indirect Beneficial Ownership when the person becomes a Supervised Person;

•	The name of any broker, dealer or bank, account name, number and location with whom the Supervised Person maintained an account in which any Securities were held for the direct or indirect benefit of the Supervised Person; and

•	The date that the report is submitted by the Supervised Person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person.
2. Annual Holdings Report
Every Supervised Person shall, no later than February 14th each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
3. Quarterly Transaction Reports
Every Supervised Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
With respect to any transaction during the quarter in a Reportable Security in which the Supervised Person had any direct or indirect Beneficial Ownership:
•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the Supervised Person.
The quarterly transaction report must also contain the name of the broker, dealer or bank with whom the Supervised Person established any account during the period in which Securities are held, the date the account was established and the date the report is submitted by the Supervised Person.
4. Exempt Transactions
A Supervised Person need not submit a report with respect to:
•	Transactions effected for, Securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an Automatic Investment Plan;

•	A quarterly transaction report if the report would duplicate information contained in Securities transaction confirmations or brokerage account statements that NorthStar holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if NorthStar has only one Supervised Person, so long as the firm maintains records of the information otherwise required to be reported.
5. Monitoring and Review of Personal Securities Transactions
The Chief Compliance Officer or his/her designee will monitor and review all reports required under the Code for compliance with NorthStar’s policies regarding personal Securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Supervised Persons regarding personal Securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by NorthStar. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by NorthStar’s General Counsel. The Chief Compliance Officer shall at least annually identify all Supervised Persons who are required to file reports pursuant to the Code and will inform such Supervised Persons of their reporting obligations.
Certification
Initial Certification
All Supervised Persons will be provided with a copy of this Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv), reported all account holdings as required by the Code.
Amendments
All Supervised Persons shall receive any amendments to the Code and agree to abide by the Code as amended.
Annual Certification
All Supervised Persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code, as amended; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Supervised Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.
Records
The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:
•	A copy of any code of ethics adopted by NorthStar pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of NorthStar’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, Access Persons;

•	A record of any decision and reasons supporting such decision to approve a Supervised Persons’ acquisition of Securities in Initial Public Offerings and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.
Reporting Violations and Sanctions
All Supervised Persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.
The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment.